As filed with the Securities Exchange Commission on July 19, 2013
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-0019425
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

321 South 1250 West, Suite 1
Lindon, Utah	84042
(Address of principal executive offices)	(Zip code)

The Flooring Zone, Inc. (n.k.a Profire Energy, Inc.) 2003 Stock Incentive Plan
Profire Energy, Inc. 2010 Equity Incentive Plan
(Full title of the plans)

Brenton W. Hatch
Chairman, President and Chief Executive Officer
321 South 1250 West, Suite 1
Lindon, Utah 84042
(801) 796-5127
(Name, address and telephone number, including area code of agent for service)

Copies to:
Ronald L. Poulton
Richard T. Ludlow
Poulton & Yordan
324 South 400 West, Suite 250
Salt Lake City, Utah 84101
(801) 355-1341

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	410,000(2)	$0.40	$164,000(6)	$22.37
Common Stock, par value $0.001 per share	600,000(3)	$0.30	$180,000(6)	$24.56
Common Stock, par value $0.001 per share	795,000(4)	$1.25	$993,750 (6)	$135.55
Common Stock, par value $0.001 per share	2,650,000(5)	$1.38	$3,657,000(7)	$498.81
Total	4,455,000			$681.29

(1)
The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2)
Represents 410,000 shares of common stock, $0.001 par value per share of Profire Energy, Inc. (the “Company”) (“Common Stock”) that may be issued upon exercise of options previously granted and presently outstanding under The Flooring Zone, Inc. (n.k.a. Profire Energy, Inc.) 2003 Stock Incentive Plan (the “2003 Plan”).   The exercise price is $0.40 per share.

(3)
Represents 600,000 shares of Common Stock that may be issued upon exercise of options previously granted and presently outstanding under the Profire Energy, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).  The exercise price is $0.30 per share.

(4)	Represents 795,000 shares of Common Stock that may be issued upon the exercise of options previously granted and presently outstanding under the 2010 Plan. The exercise price is $1.25 per share.

(5)	Represents 45,000 shares of Common Stock that are eligible for grant under the 2003 Plan and 2,605,000 shares of Common Stock that are eligible for grant under the 2010 Plan.

(6)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated pursuant to Rule 457(h) under the Securities Act.

(7)
Estimated solely for purposes of calculating the registration fee.  The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act.  The fee for the Common Stock was calculated on the basis of the last sale of the Common Stock over-the-counter as reported by the OTCBB on July 16, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register: (i) 410,000 shares and 1,395,000 shares of the Company’s Common Stock that may be issued upon exercise of options previously granted and presently outstanding under the 2003 Plan and 2010 Plan, respectively; and (ii) 45,000 shares and 2,605,000 shares of Common Stock available for issuance that may be granted under our 2003 Plan and our 2010 Plan, respectively (collectively referred to herein as the “Plans”.)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                Plan Information

The Company has sent or given, or will send or give documents containing the information specified by Part I of this Registration Statement to participants as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  The Company is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting Profire Energy, Inc. 321 South 1250 West, Suite 1, Lindon, Utah 84042, Attention:  Brent Hatch, telephone number (801) 796-5127.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”).  These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376), filed with the Commission on July 1, 2013;

(ii)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-52376) filed with the Commission on December 27, 2006, including all subsequently filed amendments or reports updating such description; and

(iii)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (a) above.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports or documents.  Information contained herein modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference.  Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained herein or in earlier-dated documents incorporated by reference.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or suspended.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

The Nevada Revised Statutes (“NRS”)

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Articles of Incorporation

The Articles of Incorporation of the Company provide for indemnification to the fullest extent permitted by Nevada law.  Specifically, the Articles provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of NRS 78.300.  Any repeal or modification of an Article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

Bylaws

Article 8 of the Bylaws of the Company provides:

Section 8.1 Indemnification.  No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation.  The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person from all suits as provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct.  The rights accruing to any person under the foregoing provisions of this section shall not exclude any other rights to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for.  The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2 Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any liability in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article 8 or the laws of the State of  Nevada.

Section 8.4 Settlement by Corporation.  The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

See Exhibit Index.

Item 9.                                Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindon, State of Utah, on July 18, 2013.

PROFIRE ENERGY, INC.

By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chairman, President, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Brenton W. Hatch as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Capacity in which Signed	Date

/s/ Brenton W. Hatch	Chairman, President and Chief Executive Officer	July 18, 2013
Brenton W. Hatch	(Principal Executive Officer)

/s/ Andrew Limpert	Chief Financial Officer and Director	July 18, 2013
Andrew Limpert	(Principal Financial and Accounting Officer)

/s/ Harold Albert	Chief Operating Officer and Director	July 18, 2013
Harold Albert

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Articles of Incorporation (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the Commission on September 24, 2004.)
3.2	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Commission on February 13, 2009.)
3.3	Bylaws of The Flooring Zone, Inc. (n.k.a Profire Energy, Inc.) (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the Commission on September 24, 2004.)
3.4
Bylaws of The Flooring Zone, Inc. (n.k.a. Profire Energy, Inc.)  (as amended through October 8, 2008)  (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 14, 2008.)

4.1
The Flooring Zone, Inc. (n.k.a. Profire Energy, Inc.) 2003 Stock Incentive Plan (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the Commission on September 24, 2004.)

4.2	Profire Energy, Inc. 2010 Equity Incentive Plan (Incorporated by reference to the Company’s Revised Definitive Proxy Statement on Schedule 14A filed with the Commission on November 10, 2009.)
4.3	Form of Non-Qualified Stock Option Award Agreement*
5.1	Opinion of Poulton & Yordan dated July19, 2013*
23.1	Consent of Poulton & Yordan (included in the opinion filed as Exhibit 5.1 hereto)*
23.2	Consent of Sadler Gibb & Associates - Independent Registered Public Accounting Firm dated July 19, 2013*
24.1	Powers of Attorney dated July 18, 2013 (included in the signature page of this Registration Statement)*

*           Filed herewith